Exhibit 99

TRIBUNE REPORTS 2006 FIRST QUARTER RESULTS

CHICAGO, April 13, 2006—Tribune Company (NYSE:TRB) today reported first quarter 2006 diluted earnings per share of $.33 compared with $.44 in the first quarter of 2005.

First quarter 2006 results included the following:

•      Stock-based compensation expense of $.04 per diluted share as a result of the adoption of the new accounting standard for stock-based compensation.

•      A charge of $.04 per diluted share for severance and other payments associated with the new union contracts at Newsday.

•      A gain of $.01 per diluted share related to property sales in publishing.

•      A net non-operating loss of $.02 per diluted share.

First quarter 2005 results included the following:

•      A net non-operating gain of $.03 per diluted share.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“Newspaper ad revenues were flat for the quarter.  Strength in classified, with interactive revenues up nearly 30 percent, was offset by declines in national and retail advertising. Television group revenues trended better, and while down 2 percent, our New York, Washington, D. C., and six Fox stations delivered good growth,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer.  “Tight cost controls remain in effect,” he added, “and our actions in 2005 resulted in a 5 percent year-over-year staff reduction, or approximately 1,200 positions across the company, and lower compensation expense.  Looking ahead, our new labor agreements at Newsday will result in significant expense savings, while in TV we expect our affiliation with the CW Network to have a positive impact on revenues later this year.”

FIRST QUARTER 2006 RESULTS(1)

(Compared to First Quarter 2005)

CONSOLIDATED

Tribune’s 2006 first quarter operating revenues decreased 1 percent, or $17 million, to $1.30 billion. Consolidated cash operating expenses were up 1 percent, or $15 million. In the first quarter of 2006, cash operating expenses included $18 million of stock-based compensation expense and a charge of $19 million associated with the new union contracts at Newsday, partially offset by a $7 million gain on property sales. All other cash operating expenses were down 2 percent, or $16 million, for the quarter. Operating cash flow was down 10 percent to $279 million from $310 million, while operating profit declined 12 percent to $223 million from $252 million.

PUBLISHING

Publishing’s first quarter operating revenues were $997 million, down 1 percent, or $9 million. Publishing cash operating expenses were up 2 percent, or $17 million, as 2006 included a charge of $19 million associated with the new union contracts at Newsday and $7 million of stock-based compensation expense, partially offset by a $7 million gain on property sales. Publishing operating cash flow was $217 million, an 11 percent decrease from $243 million in 2005. Publishing operating profit was down 12 percent to $174 million, from $199 million in 2005.

Management Discussion

•      Advertising revenues were flat for the quarter. Excluding Newsday, advertising revenues increased 1 percent. Revenues were favorably impacted by the timing of the Easter holiday.

•      Retail advertising revenues were down 2 percent for the quarter. Decreases in the food & drug stores, department stores, and electronics categories were partially offset by an increase in the hardware/home improvement stores category. Preprint revenues declined 2 percent; excluding Newsday, preprint revenues were up 3 percent.

•      National advertising was down 8 percent for the quarter, primarily due to a decline in the movie category at Los Angeles. Autos and technology were also down, partially offset by an increase in the telecom/wireless category.

(1)  “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.  “Operating cash flow” is defined as operating profit before depreciation and amortization.  “Cash operating expenses” are defined as operating expenses before depreciation and amortization.  Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

•      Classified advertising was up 8 percent for the quarter:  help wanted revenues were up 7 percent; real estate revenues rose 35 percent; and auto revenues were down 10 percent.

•      Interactive advertising revenues, which are included in the above categories, were up 30 percent to $51 million, mainly due to strength in classified help wanted revenues.

•      Circulation revenues were down 4 percent for the quarter.

•      Individually paid circulation (home delivery plus single copy) for Tribune’s 11 metro newspapers averaged 2.8 million copies daily (Mon-Fri) in the first quarter, up 1 percent from the prior year, and 4.2 million copies Sunday, down approximately 1 percent from the same reporting period in 2005.

•      Total net paid circulation averaged 3.0 million copies daily (Mon-Fri) and 4.3 million copies Sunday in the first quarter, representing a decline of 3 percent, for both daily and Sunday, from the prior year’s quarter as the company continued to manage down “other paid” circulation.

•      Cash operating expenses increased 2 percent, or $17 million, due to the previously discussed $19 million charge related to the Newsday union contracts and $7 million of stock-based compensation expense, partially offset by $7 million of gains on property sales. All other cash expenses were down slightly as higher newsprint and total market coverage postage expenses were offset by lower compensation and benefits, primarily due to a 5 percent (1,000 positions) reduction in staffing.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s first quarter operating revenues decreased 2 percent to $303 million, down from $310 million in 2005. Group cash operating expenses were down 4 percent, or $10 million, compared with the 2005 first quarter. The first quarter of 2005 included $13.5 million of additional compensation expense recorded by the Chicago Cubs related to a player trade. Operating cash flow was $82 million, up 3 percent from $80 million, and operating profit increased 3 percent to $69 million from $67 million.

Television’s first quarter revenues decreased 2 percent to $284 million, down from $290 million in 2005. Television cash operating expenses were up 4 percent, or $8 million, from last year. Television operating cash flow was $86 million, a 13 percent decrease from $99 million in 2005. Television operating profit declined 15 percent to $74 million, down from $87 million.

Management Discussion

•      Television revenue showed less of a decline than in any quarter last year. Station revenues in New York were up for the quarter, while Los Angeles and Chicago lagged. Softness continued in the auto and retail categories, while movies showed growth for the second consecutive quarter. The restaurants, education, and telecom advertising categories were also up.

•      Television cash operating expenses were up 4 percent due to an $8 million increase in broadcasting rights and $2 million of stock-based compensation expense, partially offset by staff reductions and other savings.

EQUITY RESULTS

Net equity income was $6.5 million in the first quarter of 2006, compared with $0.5 million in the first quarter of 2005. The increase reflects improvements at TV Food Network and Comcast SportsNet Chicago. In addition, the Company is no longer recording losses for The WB Network as the Company’s recorded investment has been reduced to zero.

NON-OPERATING ITEMS

In the 2006 first quarter, Tribune recorded a pretax non-operating loss of $14 million ($8 million after-tax), primarily from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.

In the 2005 first quarter, Tribune recorded a pretax non-operating loss of $4 million. In addition, the Company recorded favorable income tax settlement adjustments of $12 million as a reduction in income tax expense. In the aggregate, non-operating items in the first quarter of 2005 resulted in an after-tax gain of $9 million, or $.03 per diluted share.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2006 first quarter increased to $20 million from $13 million in the first quarter of 2005. The increase was due to $8 million of stock-based compensation expense recorded in the first quarter of 2006, partially offset by $1 million of savings primarily from staff reductions in 2005.

As of the beginning of 2006, Tribune adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment. The statement requires the Company to expense stock-based compensation in the income statement. Previously, the expense was disclosed in the footnotes to the Company’s consolidated financial statements. The Company recorded $18 million, or $.04 per diluted share, of stock-based compensation expense in the first quarter of 2006. The Company plans to record $32 million, or $.07 per diluted share, of stock-based compensation expense for the full year of 2006. The Company issues substantially all of its stock-based awards in February of each year. Stock-based awards granted to retirement eligible employees are required to be expensed immediately. As a result, the 2006 first quarter stock-based expense includes over half of the expected full year expense.

Interest expense for the 2006 first quarter increased to $49 million, up 39 percent from $35 million in the first quarter of 2005, primarily due to higher interest rates and debt levels. Debt, excluding the PHONES, was $2.8 billion at the end of the 2006 first quarter and $1.8 billion at the end of the 2005 first quarter.

Diluted weighted average shares outstanding declined by 5 percent primarily due to stock repurchases. The Company repurchased 4.6 million shares in the first quarter of 2006.

RECENT ACTIONS

On January 8, 2006, Newsday’s six collective bargaining units voted to accept four-year contracts that include work-rule flexibility and more efficient staffing, as well as modified retirement and health care plans. Expected savings are approximately $7 million in 2006 and more than $10 million annually thereafter. The Company recorded a charge of $19 million in the first quarter of 2006 for severance and other payments associated with the contracts.

On January 24, 2006, the Company announced that it had reached a 10-year agreement to affiliate 16 of its television stations (including those in New York, Los Angeles and Chicago) with The CW, a new broadcast network, being launched in fall 2006 by Warner Bros. Entertainment and CBS Corporation.

DETAILS OF CONFERENCE CALL

Today at 8 a.m. CT, management will host a conference call to discuss first quarter 2006 results. To access the call, dial 800/901-5218 (domestic) or 617/786-4511 (international) at least 10 minutes prior to the scheduled 8 a.m. start. The participant access code is 11607847. Replays of the conference call will be available April 13 through April 20. To hear the replay, dial 888/286-8010 (domestic) or 617/801-6888 (international) and use access code 89538262. A live webcast will be accessible through www.tribune.com and www.earnings.com. An archive of the webcast will be available April 13 through April 27.

More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and web sites in the nation’s top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications including Spanish-language Hoy. The Company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; Chicago’s WGN-AM; and the Chicago Cubs baseball team. Popular news and information web sites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company’s business or financial results. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The Company’s next 10-Q report to be filed with the SEC may contain updates to the information included in this release.

MEDIA CONTACT:	INVESTOR CONTACT:
Gary Weitman	Ruthellyn Musil
312/222-3394 (office)	312/222-3787 (office)
312/222-1573 (fax)	312/222-1573 (fax)
gweitman@tribune.com	rmusil@tribune.com

TRIBUNE COMPANY

FIRST QUARTER RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	FIRST QUARTER (A)
	2006	2005	% Change

OPERATING REVENUES	$1,299,083	$1,315,744	(1.3)
OPERATING EXPENSES (B)	1,076,226	1,063,687	1.2

OPERATING PROFIT (C)	222,857	252,057	(11.6)

Net Income on Equity Investments	6,548	471	NM
Interest and Dividend Income	2,180	1,082	101.5
Interest Expense	(48,772)	(35,091)	39.0
Non-Operating Items (D)	(13,697)	(3,843)	NM

Income Before Income Taxes	169,116	214,676	(21.2)

Income Taxes (D)	(66,352)	(71,829)	(7.6)

NET INCOME	102,764	142,847	(28.1)

Preferred Dividends	(2,103)	(2,090)	0.6

Net Income Attributable to Common Shares	$100,661	$140,757	(28.5)

EARNINGS PER SHARE

Basic	$.33	$.44	(25.0)

Diluted (E)	$.33	$.44	(25.0)

DIVIDENDS PER COMMON SHARE	$.18	$.18	—

Diluted Weighted Average Common Shares Outstanding (F)	305,959	320,366	(4.5)

(A)          2006 first quarter:  Dec. 26, 2005 to March 26, 2006.  (13 weeks) 2005 first quarter:  Dec. 27, 2004 to March 27, 2005.  (13 weeks)

(B)           Operating expenses for the first quarter of 2006 included stock-based compensation expense of $18 million, or $.04 per diluted share,  a charge of $19 million, or $.04 per diluted share, for severance and other payments associated with the new union contracts at Newsday, and a gain of $7 million, or $.01 per diluted share, related to property sales in publishing.

(C)           Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)          The first quarter of 2006 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(10,317)	$(6,293)	$(.02)
Gain on sales of investments	3,466	2,114.01
Loss on investment write-downs and other, net	(6,846)	(4,176)	(.01)
Total non-operating items	$(13,697)	$(8,355)	$(.02)

The first quarter of 2005 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(2,252)	$(1,374)	$—
Gain on sales of investments	1,108	676	—
Loss on investment write-downs and other, net	(2,699)	(1,646)	—
Income tax adjustments (2)	—	11,829.03
Total non-operating items	$(3,843)	$9,485	$.03

(1)   Loss on derivatives and related investments represents the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)   In the first quarter of 2005, the Company reduced its income tax expense and liabilities by a total of $12 million as a result of favorably resolving certain federal income tax issues.

(E)           For the first quarters of 2006 and 2005, weighted average common shares outstanding used in the calculations of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock-based compensation grants. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the first quarter of either year because their effects were antidilutive.  Following are the calculations for the first quarter:

	First Quarter
	2006	2005

Net income	$102,764	$142,847
Dividends for Series C, D-1 and D-2 preferred stock	(2,103)	(2,090)
Net income attributable to common shares	$100,661	$140,757

Weighted average common shares outstanding	304,219	317,307
Adjustment for stock-based compensation grants	1,740	3,059
Adjusted weighted average common shares outstanding	305,959	320,366

Diluted earnings per share	$.33	$.44

(F)           The number of common shares outstanding, in thousands, at March 26, 2006 was 302,482.

TRIBUNE COMPANY

FIRST QUARTER BUSINESS SEGMENT DATA (Unaudited)

(In thousands)

	FIRST QUARTER
	2006	2005	% Change
PUBLISHING
Operating Revenues	$996,529	$1,005,512	(0.9)
Cash Operating Expenses (A) (B) (C)	(779,698)	(762,327)	2.3
Operating Cash Flow (D) (E)	216,831	243,185	(10.8)
Depreciation and Amortization Expense	(42,609)	(44,646)	(4.6)
Total Operating Profit (E)	$174,222	$198,539	(12.2)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$284,243	$290,089	(2.0)
Radio/Entertainment	18,311	20,143	(9.1)
Total Operating Revenues	302,554	310,232	(2.5)

Cash Operating Expenses (A) (C)
Television	(198,503)	(190,970)	3.9
Radio/Entertainment (F)	(22,228)	(39,450)	(43.7)
Total Cash Operating Expenses (F)	(220,731)	(230,420)	(4.2)

Operating Cash Flow (D) (E)
Television	85,740	99,119	(13.5)
Radio/Entertainment	(3,917)	(19,307)	(79.7)
Total Operating Cash Flow	81,823	79,812	2.5

Depreciation and Amortization Expense
Television	(11,533)	(11,678)	(1.2)
Radio/Entertainment	(1,292)	(1,168)	10.6
Total Depreciation and Amortization Expense	(12,825)	(12,846)	(0.2)

Operating Profit (Loss) (E)
Television	74,207	87,441	(15.1)
Radio/Entertainment	(5,209)	(20,475)	(74.6)
Total Operating Profit	$68,998	$66,966	3.0

CORPORATE EXPENSES
Operating Cash Flow (D) (E)	$(20,024)	$(13,047)	53.5
Depreciation and Amortization Expense	(339)	(401)	(15.5)
Total Operating Loss (E)	$(20,363)	$(13,448)	51.4

CONSOLIDATED
Operating Revenues	$1,299,083	$1,315,744	(1.3)
Cash Operating Expenses (A) (C)	(1,020,453)	(1,005,794)	1.5
Operating Cash Flow (D) (E)	278,630	309,950	(10.1)
Depreciation and Amortization Expense	(55,773)	(57,893)	(3.7)
Total Operating Profit (E)	$222,857	$252,057	(11.6)

(A)          The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expenses are not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2006:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated

Operating expenses	$822,307	$233,556	$20,363	$1,076,226
Less: depreciation and amortization expense	42,609	12,825	339	55,773
Cash operating expenses	$779,698	$220,731	$20,024	$1,020,453

Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated

Operating expenses	$806,973	$243,266	$13,448	$1,063,687
Less: depreciation and amortization expense	44,646	12,846	401	57,893
Cash operating expenses	$762,327	$230,420	$13,047	$1,005,794

(B)           Publishing cash operating expenses for the first quarter of 2006 included a charge of $19 million for severance and other payments associated with the new union contracts at Newsday and a gain of $7 million related to property sales.

(C)           Cash operating expenses for the first quarter of 2006 included stock-based compensation expense of $7 million for Publishing, $3 million for Broadcasting and Entertainment and $8 million for Corporate.

(D)          Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(E)           Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2006:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated

Operating profit (loss)	$174,222	$68,998	$(20,363)	$222,857
Add back: depreciation and amortization expense	42,609	12,825	339	55,773
Operating cash flow	$216,831	$81,823	$(20,024)	$278,630

Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated

Operating profit (loss)	$198,539	$66,966	$(13,448)	$252,057
Add back: depreciation and amortization expense	44,646	12,846	401	57,893
Operating cash flow	$243,185	$79,812	$(13,047)	$309,950

(F)           Broadcasting and entertainment cash operating expenses for the first quarter of 2005 included $13.5 million related to a Chicago Cubs player trade.

TRIBUNE COMPANY

SUMMARY OF REVENUES AND NEWSPAPER ADVERTISING VOLUME (Unaudited)

For Period 3 Ended March 26, 2006

(In thousands)

	Period 3 (4 Weeks)			Year to Date (13 Weeks)
	2006	2005	% Change	2006	2005	% Change
Publishing
Advertising
Retail	$93,956	$97,359	(3.5)	$297,601	$304,181	(2.2)
National	53,677	58,206	(7.8)	183,562	200,514	(8.5)
Classified	102,742	89,695	14.5	306,526	282,772	8.4
Sub-Total	250,375	245,260	2.1	787,689	787,467	—
Circulation	45,075	46,598	(3.3)	145,864	151,716	(3.9)
Other	20,271	21,323	(4.9)	62,976	66,329	(5.1)
Segment Total (A)	315,721	313,181	0.8	996,529	1,005,512	(0.9)

Broadcasting & Entertainment
Television	94,857	95,503	(0.7)	284,243	290,089	(2.0)
Radio/Entertainment	9,061	10,056	(9.9)	18,311	20,143	(9.1)
Segment Total	103,918	105,559	(1.6)	302,554	310,232	(2.5)
Consolidated Revenues	$419,639	$418,740	0.2	$1,299,083	$1,315,744	(1.3)

Total Advertising Inches (B)
Full Run
Retail	416	439	(5.2)	1,325	1,385	(4.3)
National	264	299	(11.7)	897	966	(7.1)
Classified	889	740	20.1	2,645	2,381	11.1
Sub-Total	1,569	1,478	6.2	4,867	4,732	2.9
Part Run	1,686	1,619	4.1	4,961	4,999	(0.8)
Total	3,255	3,097	5.1	9,828	9,731	1.0

Preprint Pieces (B)	1,050,733	1,095,088	(4.1)	3,351,367	3,498,865	(4.2)

(A)          Publishing advertising and other revenues for 2005 have been reclassified to conform with the 2006 presentation.  There was no effect on total revenues.

(B)           Volume for 2005 has been modified to conform with the 2006 presentation.  Volume includes only the daily newspapers and is based on preliminary internal data, which may be updated in subsequent reports.  The presentation of volume data has been changed to be more consistent with the summary of revenues table.